Change Name; Modify Non-Fundamental Investment Policies;
 File Post-Effective Amendment

	The Trustees concluded that the newly proposed benchmark should be adopted and that the changes in policies be made as discussed. Accordingly, upon motion duly made and seconded, it was unanimously:

RESOLVED:       That the name of the Fund be and hereby is changed
 to "WPG Core Bond Fund" and that the President, any Vice President, the Treasurer or any Assistant Treasurer, and the Secretary or any Assistant Secretary of Weiss, Peck & Greer Funds Trust be and hereby are, and each acting singly hereby is, authorized and directed to file the attached certificate of change in name with the Secretary of State of The Commonwealth of Massachusetts and such other locations as the officer or officers making such filing deem necessary, desirable or appropriate.

RESOLVED:       That the Fund's policy to invest at least 65%
 of its total assets in debt obligations having remaining maturities of one year or more issued or guaranteed by the U.S. Government, its agencies or instrumentalities and to invest up to 35% of its total assets in various other securities and instruments are hereby deleted and the following investment policies are hereby adopted in lieu thereof;

Under normal market conditions, the Fund invests at least 80% of its total assets in bonds. Bonds include debt obligations of all types such as: notes, bills, bonds, commercial paper, mortgage-backed securities, asset-backed securities, convertible securities, and money market instruments. These securities may be issued by the U.S. Government, its agencies or instrumentalities or by corporate issuers.

The securities in which the Fund invests will, at the time of investment, be rated investment grade (i.e., at least Baa by Moody's Investors Service, Inc. or BBB by Standard & Poor's Ratings Group) or, if unrated, determined by the Adviser to be of comparable credit quality. If a security is rated differently by the two rating agencies, the Adviser uses the highest rating to determine the security's rating category. If a security is downgraded below investment grade, the Adviser will determine whether to retain that security in the Fund's portfolio.

The Fund will only invest in securities that all denominated or quoted in U.S. dollars.

Under normal market conditions, the Fund's average dollar-weighted effective portfolio maturity will vary from three to twelve years.